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Allianz Variable Insurance Products Trust
5701 Golden Hills Drive
Minneapolis, MN  55416

Dear Sir/Madam:

         Reference is made to Post-Effective Amendment Number 26 to the Registration Statement on Form N-1A (file No. 333-83423) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the Allianz Variable Insurance Products Trust (the "Trust") of an indefinite number of shares of beneficial interest of the forty one (41) series thereof (collectively, the "Funds").

         We are familiar with the proceedings to date with respect to the proposed sale by the Trust and the Funds, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

         We are of the opinion that:

         (a) the Trust is a legally organized statutory trust under Delaware law; and

         (b) the shares of beneficial interest to be sold by the forty one (41) Funds will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement.

         We consent to the reference to this firm under the caption "Management of the Trust - Legal Counsel" in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Dated:     April 14, 2009

                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

                                       Dorsey & Whitney LLP

MJR

              Dorsey & Whitney LLP   Dorsey.com  T 612.340.2600  F 612.340.2868
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